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                                                                Exhibit 10 (ggg)





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                            AMERICAN AIRLINES, INC.

                        1995 INCENTIVE COMPENSATION PLAN
                         FOR OFFICERS AND KEY EMPLOYEES


Purpose

The purpose of the 1995 American Airlines Incentive Compensation Plan ("Plan") for Officers and Key Employees is to provide greater incentive to officers and key employees of American Airlines, Inc. ("American"), to achieve the highest level of individual performance, and to meet or exceed specified goals which will contribute to the success of American.


Definitions

"Fund" is defined as the incentive compensation fund, if any, accumulated in accordance with this Plan.

"Qualified Earnings" is defined as an employee's pensionable earnings less such income items as moving expenses and related benefits, disability payments, incentive or profit sharing awards paid in the Plan year and other awards and allowances.

"Return on Investment" or "ROI" is defined as Plan Earnings divided by Adjusted Investment, stated as a percentage.

"Plan Earnings" is defined as AMR Corporation's ("AMR") pretax income plus AMR's interest expense, plus any accruals for American's profit sharing and incentive compensation plans, plus aircraft rental expense, less Calculated Amortization for Operating Leases and less pretax income and interest expense attributable to AMR subsidiaries other than American. For purposes of such calculation, the AMR Incentive Compensation Committee ("Committee") may include or exclude from Plan Earnings special or non-recurring gains or losses at its discretion.

"Adjusted Investment" is defined as AMR's Debt (as hereinafter defined) plus the present value of operating lease rental payments, plus AMR stockholders' equity, less stockholder's equity attributable to AMR subsidiaries other than American. "AMR's Debt" is defined as notes payable plus the current and non-current portions of both long-term debt and capital leases, less any long-term debt and capital leases relating to AMR subsidiaries other than American.

"Calculated Amortization for Operating Leases" is defined as the present value, at inception, of operating lease rental payments, amortized over the life of the lease, using the effective interest method.





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"Affiliate" is defined as a subsidiary of AMR or any entity that is designated by the Board as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.

"Set Aside ROI" is defined as 8.0% for a relative rank among the Comparison Airlines of first through fourth and 9.0% for fifth.

"Set Aside" is defined as the Adjusted Investment (currently $16.4 billion) multiplied by the Set Aside ROI.


Eligibility for Participation

In order to be eligible to participate in the Plan, an individual must be an officer or key employee of American who has been employed by an AMR company for at least three consecutive months during the Plan year. The three months service requirement may be waived by the Committee in cases of mandatory retirement prior to completing three months of service. During a Plan year, individuals with less than twelve months eligibility in the Plan may be eligible to participate in the Plan on a pro rata basis, at the discretion of the Committee. In addition, the Committee, in its discretion, may permit participation by officers and key employees of Affiliates who have been so employed by the Affiliate for at least three consecutive months during the Plan year.

Notwithstanding the foregoing, however, an officer or key employee will not be eligible to participate in the Plan if such officer or key employee is, at the same time, eligible to participate in a commission, incentive, profit sharing or other bonus compensation program sponsored by American or an Affiliate, unless the Committee otherwise decides.

In general, this Plan includes all American employees Level 5 and above, Level 4 General Managers, and Pilot management Levels 6 - 8 (in lieu of their participation in the Pilot variable compensation program). Currently, this plan covers approximately 1,100 employees. The Committee reserves the right to include or exclude any employee from the Plan at its discretion.

In order to receive an award under the Plan, an individual must satisfy the aforementioned eligibility requirements and must be an employee of American or an Affiliate at the time an award under the Plan is paid. If at the time awards are paid under the Plan, an individual has retired from American or an Affiliate (including accepting the 1994 Voluntary Early Retirement Program), is disabled, or has died, the award which the individual otherwise would have received under the Plan but for such retirement, disability, or death may be paid to the individual, or his/her estate in the event of death, at the discretion of the





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Committee.  Employees who have been terminated before the plan payout date
(including layoff) will not be eligible for awards.

The Incentive Compensation Fund

         (a) As ROI exceeds the Set Aside ROI, a percentage of Plan Earnings in excess of the Set Aside will be allocated to the Fund.

         (b) Target ROI varies from 10.0% - 14.0% depending upon ROI rank among the Comparison Airlines. At target ROI, the fund will accumulate to a size that would enable target percentages of Qualified Earnings payouts for all covered employees.

         (c) If ROI at the appropriate competitive rank equals or exceeds the Set Aside ROI specified for such rank, the Fund will accumulate at the fund accumulation rate. If ROI at such competitive rank exceeds the target ROI set forth below with respect to such rank, the Fund will continue to accumulate, but at the incremental accumulation rate specified below:

                    American's                                Fund             Incremental
                    Competitive                           Accumulation         Accumulation        Comparison
                        Rank               ROI               Rate(1)             Rate(2)            Airlines
                        ----               ---               -------             -------            --------
                                    Set Aside/Target
                         1             8.0 -10.0%             4.82%               2.59%               Delta
                         2             8.0 -11.0              3.21                2.08               United
                         3             8.0 -12.0              2.41                1.74                USAir
                         4             8.0 -13.0              1.93                1.45              Southwest
                         5             9.0 -14.0              1.93                1.17

         (d) The fund accumulation and incremental accumulation rates (set forth above) may be modified by the Committee in the event the targeted headcount and salary numbers for the Plan year differ from actual headcount and salary numbers for the Plan year.
                 In the event a modification is made by the Committee to such accumulation rates, the amount of the Fund may be changed, on a retroactive basis if necessary, as determined by the Committee in its discretion.


Allocation of Individual Awards

Individual awards under the Plan will be determined by the Committee (except as otherwise provided herein) based upon each participant's performance.

_______________
               (1) Stated as a percentage of Plan Earning in excess of the Set Aside.
               (2) Stated as a percentage of Plan earnings in excess of that level of Plan Earnings at the target ROI percentage.





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 Unless the Committee otherwise decides, an award made under the Plan, in combination with any other award made under an incentive, commission, profit sharing or other bonus compensation program sponsored by American or an Affiliate may not, in the aggregate, exceed 100% of the participant's base salary. At the discretion of the Committee the Fund may not be fully distributed. In addition, the aggregate of all awards paid hereunder will not exceed the lesser of 2.1 times the target fund (subject to year end adjustment based on actual participant headcount and salaries) or 50% of total base salaries of all participants.


Administration

The Committee shall have authority to administer and interpret the Plan, establish administrative rules, approve eligible participants, and take any other action necessary for the proper operation of the Plan. In computing the Return on Investment of the Comparison Airlines, the Committee may include or exclude special or non-recurring items. Notwithstanding anything to the contrary contained herein, no awards will be made under the Plan unless awards are also made under the 1995 American Airlines Employees Profit Sharing Plan and the variable compensation program for members of the Allied Pilots Association (implemented in 1991). Awards to officers who serve on the Committee will be determined by the Chairman and approved by the Compensation/Nominating Committee of the Board of Directors. The Chairman's award shall be determined by the Compensation/Nominating Committee of the Board of Directors. The amount, if any, of the Fund shall be computed by the General Auditor of American based on a certification of ROI by American's independent auditors. A summary of awards under the Plan shall be provided to the Board of Directors at the first regular meeting following determination of the awards.


Method of Payment

The Committee will determine the method of payment of awards. Awards shall be paid as soon as practicable after audited financial statements for the year 1995 are available. Individuals, except retirees, may elect to defer their awards into a 401(k) plan established by American or AMR or into a deferred compensation program, if any, administered by American or AMR.


General

Neither this Plan nor any action taken hereunder shall be construed as giving any employee or participant the right to be retained in the employ of American or an Affiliate.





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Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive payment of such incentive compensation as may have been expressly awarded by the Committee.

In consideration of the employee's privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of, American, to any unauthorized party and, (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American or after such employment is terminated, and (iii) not to solicit any current employees of American or any subsidiaries of AMR Corporation to join the employee at his or her new place of employment after his or her employment with American is terminated.

The Board of Directors may amend, suspend, or terminate the plan at any time.





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                      1995 AA INCENTIVE COMPENSATION PLAN
                            SUPPLEMENTAL INFORMATION

                        CONFIDENTIAL : DO NOT DISTRIBUTE



Target Award levels:

                       Level                                     % of Qualified Earnings
                       -----                                     -----------------------
                        4 GM                                              10.0%
                         5                                                10.0%
                         6                                                15.0%
                         7                                                25.0%
                         8                                                30.0%
                   Vice President                                         35.0%
               Senior Vice President                                      55.0%
              Executive Vice President                                    60.0%
                     President                                           100.0%



Plan vs. Target

Since the performance measurement for this plan is investment market based rather than plan (budget) based, target payouts are not necessarily reached when the Company achieves planned performance. The following table shows the expected difference between plan and target payouts for 1995.

                                                 Plan                             Target
                                                 ----                             ------
 Rank                                              2                               1 - 5


 ROI                                             9.68%                         10.0% - 14.0%

 Fund Size* (millions)                           $8.9                              $15.9
 * estimated





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